Exhibit (d)(1)(b)

LETTER AGREEMENT

Russell Investment Management Company

P.O. Box 1591

Tacoma, WA 98401-1591

Re:	Management Agreement

This Letter Agreement relates to the Management Agreement between Russell Investment Funds (“RIF”) and Russell Investment Management Company (“RIMCo”) dated January 1, 1999 (“Administrative Agreement”). RIF advises you that it is creating five new fund to be named the Conservative Strategy Fund, Moderate Strategy Fund, Balanced Strategy Fund, Growth Strategy Fund and Equity Growth Strategy Fund (the “New Funds”) and that the New Funds desires RIMCo to manage the New Funds pursuant to the terms and conditions of the Management Agreement. Section 6 of the Management Agreement is hereby amended to include the New Funds with an annual management fee of 0.25% of average daily net assets, payable as set forth in that Section.

Please indicate your acceptance of the amendment to the Management Agreement by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT FUNDS

By:
Mark E. Swanson
Treasurer

Accepted this ____ day of ________, 2007

RUSSELL INVESTMENT MANAGEMENT COMPANY

By:
Greg J. Stark
President